EXHIBIT 10.1

                        INTERCORPORATE SERVICES AGREEMENT



     This INTERCORPORATE SERVICES AGREEMENT (the "Agreement"), effective as of January 1, 1995, amends and supersedes that certain Intercorporate Services Agreement dated as of January 1, 1994 by and between VALHI, INC. ("Valhi"), a Delaware corporation, and NL INDUSTRIES, INC. ("NL"), a New Jersey corporation.



                              W I T N E S S E T H:


     WHEREAS, employees and agents of Valhi and affiliates of Valhi perform management, financial and administrative functions for NL without direct compensation from NL; and

     WHEREAS, NL does not separately maintain the full internal capability to perform all necessary management, financial and administrative functions which NL requires; and

     WHEREAS, the cost of maintaining the additional personnel necessary to perform the functions provided for by this Agreement would exceed the fee set forth in Section 3 of this Agreement and that the terms of this Agreement are no less favorable to NL then could otherwise be obtained from a third party for comparable services; and

     WHEREAS, NL desires to continue receiving the management, financial and administrative services presently provided by Valhi and affiliates of Valhi and Valhi is willing to continue to provide such services under the terms of this Agreement; and

     WHEREAS, Valhi desires to have the services of certain personnel of NL and NL is willing to provide such services under the terms of this Agreement.

     NOW, THEREFORE, for and in consideration of the mutual premises, representations and covenants herein contained, the parties hereto mutually agree as follows:

1. Valhi Services to be Provided. Valhi agrees to make available to NL, upon request, the following services (the "Valhi Services") to be rendered by the internal staff of Valhi and affiliates of Valhi:

     (a) Consultation and assistance in the development and implementation of NL's corporate business strategies, plans and objectives.

     (b) Consultation and assistance in management and conduct of corporate affairs and corporate governance consistent with the Articles of Incorporation and By-Laws of NL.

     (c) Consultation and assistance in maintenance of financial records and controls, including preparation and review of periodic financial statements and reports to be filed with public and regulatory entities and those required to be prepared for financial institutions or pursuant to indentures and credit agreements.

     (d) Consultation and assistance in cash management and in arranging financing necessary to implement the business plans of NL.

     (e) Consultation and assistance in tax management and administration including; preparation and filing of tax returns, tax reporting, examinations by government authorities and tax planning.

     (f) Such other services as may be requested by NL or deemed necessary and proper from time to time.

2. Miscellaneous Services. It is the intent of the parties hereto that Valhi provide only the Valhi Services requested by NL in connection with routine management, financial and administrative functions related to the ongoing operations of NL and not with respect to special projects, including corporate investments, acquisitions and divestitures. The parties hereto contemplate that the Valhi Services rendered in connection with the conduct of NL's business will be on a scale compared to that existing on the date of this Agreement, adjusted for internal corporate growth or contraction, but not for major corporate acquisitions or divestitures, and that adjustments may be required to the terms of this Agreement in the event of such major corporate acquisitions, divestitures or special projects. NL will continue to bear all other costs required for outside services including, but not limited to, the outside services of attorneys, auditors, trustees, consultants, transfer agents and registrars, and it is expressly understood that Valhi assumes no liability for any expenses or services other than those stated in Section 1. In addition to the fee paid to Valhi by NL for the Valhi Services provided pursuant to this Agreement, NL will pay to Valhi the amount of out-of-pocket costs incurred by Valhi in rendering such Valhi Services.

3. NL Services to be provided. NL agrees to make available the services of Joseph S. Compofelice to act as Executive Vice President of Valhi and to continue to devote such time to matters related to Valhi and affiliates of Valhi as has been allocated in the past and is currently being devoted to such matters (the "NL Services").

4. Net Fee for Services. NL agrees to pay to Valhi a net fee of $20,000.00 quarterly, commencing as of January 1, 1995, pursuant to this Agreement, which net fee includes reimbursements of $25,000.00 for NL Services performed in 1994.

5. Original Term. Subject to the provisions of Section 6 hereof, the original term of this Agreement shall be from January 1, 1995 to December 31, 1995.

6. Extensions. This Agreement shall be extended on a quarter- to-quarter basis after the expiration of its original term unless written notification is given by Valhi or NL thirty (30) days in advance of the first day of each successive quarter or unless it is superseded by a subsequent written agreement of the parties hereto.

7. Limitation of Liability. In providing Valhi Services or NL Services hereunder, Valhi and NL shall each have a duty to act, and to cause its respective agents to act, in a reasonably prudent manner, but neither Valhi nor NL nor any officer, director, employee or agent of Valhi or NL or their respective affiliates shall be liable to the other party hereunder for any error of judgment or mistake of law or for any loss incurred by such party in connection with the matter to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Valhi or NL, respectively.

8. Indemnification. Each party hereunder shall indemnify and hold harmless the other party, its affiliates and their respective officers, directors and employees from and against any and all losses, liabilities, claims, damages, costs and expenses (including attorneys' fees and other expenses of litigation) to which such party may become subject to arising out of the corresponding Valhi Services or NL Services provided by Valhi or by NL hereunder, provided that such indemnity shall not protect any such party against any liability to which such person would otherwise be subject to by reason of willful misfeasance, bad faith or gross negligence on the part of Valhi or NL, respectively.

9. Further Assurances. Each of the parties will make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as the other party may reasonably request and as may reasonably be required in order to effectuate the purposes of this Agreement and to carry out the terms hereof.

10. Notices. All communications hereunder shall be in writing and shall be addressed, if intended for Valhi, to Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240, Attention: President, or such other address as it shall have furnished to NL in writing, and if intended for NL, to Two Greenspoint Plaza, 16825 Northchase Drive, Suite 1200, Houston, Texas 77060, Attention: President, or such other address as it shall have furnished to Valhi in writing.

11. Amendment and Modification. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated other than by agreement in writing signed by the parties hereto.

12. Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of Valhi and NL and their respective successors and assigns, except that neither party may assign its rights under this Agreement without the prior written consent of the other party.

13. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                                   VALHI, INC.




                                   By:_____________________________
                                      Steven L. Watson
                                      Vice President



                                   NL INDUSTRIES, INC.




                                   By:_____________________________
                                      J. Landis Martin
                                      President and Chief
                                      Executive Officer